Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Energy, Inc. (the “Company”), of our name and to the inclusion of information taken from the reports listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on or about March 5, 2019, as well as to the incorporation by reference thereof into the Company’s Registration Statement on Form S-8 (File No. 333-214383), Form S-3 (File No. 333-217348) and subsequent Post Effective Amendment No. 1 (File No 333-217348), in accordance with the requirements of the Securities Act of 1933, as amended:

December 31, 2017, SandRidge Energy, Inc. Proportional Consolidated Interest in Certain Properties located in Texas — SEC Price Case

December 31, 2016, SandRidge Energy, Inc. Proportional Consolidated Interest in Certain Properties located in Texas — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Joseph J. Spellman
 Joseph J. Spellman, P.E.
 Senior Vice President

Dallas, Texas
February 27, 2019

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